EXHIBIT  10.1

CLECO CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into by and between Bruce A. Williamson (“Executive”), and Cleco Corporation, a Louisiana corporation (the “Company”), to be effective as set forth below.

1.           Employment; Term:

1.1      Position.  The Company shall employ and retain Executive as its President and Chief Executive Officer, and in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein.  Executive’s duties and responsibilities shall be those reasonably and lawfully assigned to him hereunder, from time to time, by the Board of Directors of the Company, the “Board,” and shall include such duties as are of the type and nature normally assigned to similar executive officers of a public corporation of the size, type and stature of the Company.  Executive shall report to the Company’s Board; as of the Effective Date (as defined below), Executive shall further serve as a member of the Board.

1.2      Term.  Executive’s employment hereunder shall commence as of July 5, 2011 (the “Effective Date”) and shall continue for four successive years; provided that on the third anniversary of the Effective Date and each succeeding anniversary thereafter (each an “Anniversary Date”), this Agreement shall be extended for an additional year, such that the renewal term shall be a minimum of two years, unless either party provides written notice to the other that this Agreement shall not be further renewed, such notice to be provided not later than 30 days prior to the next occurring Anniversary Date (the period between the Effective Date and the expiration or termination of this Agreement referred to herein as the “Employment Term”).

1.3      Full Time and Attention.  During the Employment Term, Executive shall devote his full time and attention to the business of the Company and will not, without the prior written consent of the Board, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets in businesses which do not compete with the Company, provided that such investments will not require any services on the part of Executive in the operation of the affairs of the businesses and that Executive’s participation is solely that of an investor, (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company, or (d) serving on the Board of Directors of Questar Corporation and, subject to prior notice to and approval of the Board, which shall not be unreasonably withheld, other business boards that do not compete with the Company, do not create any regulatory issues for the Company or conflict with the schedule of the Board’s meetings or the duties of the Executive under this Agreement.

1.4      Executive’s Representation.  Executive represents and warrants that neither the terms of this Agreement nor the performance of services contemplated hereunder shall constitute a violation or breach of any employment, severance, non-competition or similar contract or covenant with respect to which Executive is a party or is bound.

2.         Compensation and Benefits:

2.1      Base Compensation.  Commencing as of the Effective Date, the Company shall pay to Executive base compensation, as follows:

a.	For the remainder of the Company’s 2011 fiscal year, a prorated amount equivalent to annualized base compensation in the amount $700,000; and

b.	For the Company’s 2012 Fiscal Year, annualized base compensation in an amount not less than $725,000.

Any amount payable hereunder shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies (Executive’s “Base Compensation”). Executive’s Base Compensation shall be reviewed not less often than annually and may be increased by the Board or the Compensation Committee, as the case may be, in its sole discretion.

2.2      Bonuses, Incentives and Other Benefits.  During the Employment Term, Executive shall be eligible for participation in the Company’s:

a.
Annual Incentive Plan or any successor thereto (any bonus payable thereunder referred to as an “Incentive Bonus”); provided that Executive’s target Incentive Bonus thereunder for any year shall not be less than Executive’s Base Compensation payable with respect to such year.

b.
2010 Long-Term Incentive Compensation Plan or any successor thereto (the “Equity Incentive Plan”); provided that for the 2011 Performance Cycle (as defined therein) Executive shall receive a target award in the amount of 40,000 shares of the Company’s common stock, $1.00 par value per share (“Common Stock”), subject to the goals and other terms and conditions generally applicable to awards made with respect to the 2011 Performance Cycle, and that for the 2012 Performance Cycle and each such cycle thereafter, Executive shall receive a target award with a value not less than 200% of his then current Base Compensation, subject to the goals and other terms and conditions generally applicable to awards made with respect to each such cycle.

c.
Supplemental Executive Retirement Plan, most recently amended and restated effective January 1, 2009 (the “SERP”), subject to the terms of that certain Participation Agreement, substantially in the form attached hereto as Exhibit B.

Nothing contained herein shall be deemed to preclude the amendment, restatement, supplement or replacement of any such plan, from time to time; any such amendment to made in accordance with the terms of the plan and generally applicable to all or substantially all participants therein.

Executive shall further participate in such plans, policies, perquisites, and programs as may be maintained, from time to time, by the Company or any affiliate thereof, at least 80% of the common stock or other equity interests of which is owned, directly or indirectly, by the Company (an “Affiliate”), for the benefit of senior executives or employees of the Company.  Such plans, policies, perquisites and programs may include, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans.  Any coverage, participation, payments or benefits thereunder shall be subject to and determined in accordance with the specific terms and conditions of the documents evidencing any such separate plans, policies, and programs except as otherwise provided herein (including the Exhibits hereto).

2.3      Reimbursement of Expenses.  Commencing as of the execution of this Agreement, the Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, including his preparation in connection therewith, consistent with the Company’s standard policies and annual budget.  The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s standard policies.

2.4      Location.  In connection with Executive’s duties at the Company’s headquarters in Pineville, Louisiana, and the surrounding area where the Company conducts its business, the Company shall:

a.	Pay for the benefit of or reimburse to Executive the cost of temporary housing in Louisiana, within 60 miles of the Company’s headquarters for a maximum of six months;

b.
Pay for the benefit of or reimburse to Executive the cost of transporting Executive’s household goods and other personal property, in accordance with the Company’s usual relocation practices, including, without limitation, one or more trips to Louisiana, by Executive and his spouse for the purpose of locating a property within 60 miles of the Company’s corporate headquarters; and

c.	The Company shall, with respect to Executive’s Texas property:

i.
Reimburse to Executive an amount equal to the sum of (x) any customary sales commission paid by Executive with respect to the sale of the property, and (y) the excess of Executive’s Adjusted Cost over Executive’s gross sales proceeds, if any, but not more than 10% of such Adjusted Cost.   As used herein, the term “Adjusted Cost” shall mean Executive’s initial purchase price, increased by the cost of capital improvements, but not more than 120% of Executive’s initial purchase price.

ii.	In the event the sale of such property is not consummated before September 1, 2011, Executive may cause the Company or its designee to purchase such property for Executive’s Adjusted Cost.

Executive acknowledges that any payment or reimbursement hereunder shall be contingent upon Executive’s presentation of an itemized accounting and such additional information or documentation as the Company may reasonably request, including but not limited to, the listing agreement for Executive’s property and, if applicable, documentation concerning the purchase price of such property and the cost of any capital improvements thereto. Executive further acknowledges that no payment or reimbursement hereunder shall be made more than 18 months after the Effective Date.

2.5      Initial Award.  As of the Effective Date, Executive shall be awarded an aggregate of 26,110 shares of the Company’s Common Stock, such award to be made under the Company’s Equity Incentive Plan, substantially in accordance with Exhibit C hereto.

3.           Separation from Service:

3.1      Termination Payments to Executive.  In the event of Executive’s separation from service with the Company and all Affiliates (the date of such separation referred to herein as Executive’s “Separation Date”), Executive may be paid one or more of the following amounts or receive one or more of the following benefits; provided that the provisions of this Section 3.1 shall not be deemed to separately confer upon Executive, or any other person, any right or entitlement to any such amount or benefit:

a.
Executive’s Base Compensation in effect as of his Separation Date for the remainder of his then current Employment Term, such amount to be determined without regard to any renewal that may have occurred as of the Anniversary Date immediately preceding such date, but not less than two years.

b.	Executive’s actual Incentive Bonus for the year in which his Separation Date occurs prorated to reflect Executive’s actual period of service during such year.

c.	At the written request of Executive:

i.
The purchase of the Louisiana property owned by Executive as of his Separation Date (Executive’s “LA Property”), provided such LA Property is located within 60 miles of Executive’s primary work location, for an amount equal to the greater of (x) the fair market value of such property as determined by the Company’s third party relocation service, or (y) the purchase price of such property and the documented cost of any capital improvements made to the such property made by Executive, but not more than 120% of such purchase price; and

ii.
Pay or reimburse Executive for the cost of transporting Executive’s household goods and other personal property, in accordance with the Company’s usual relocation practice, to any location in the continental United States.

Notwithstanding the foregoing, the Company shall not be obligated hereunder, unless Executive actually transports personal property and furnishings to another property that is more than 60 miles from the LA Property and Executive submits his written request to the Company for the purchase of such property not later than 12 months after Executive’s Separation Date.  In any event, payment hereunder, if any, shall be made not later than December 31st of the calendar year following the year in which Executive’s Separation Date occurs.

d.
If Executive timely elects to continue coverage under the Company’s group medical plan within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), an amount equal to the full cost, including a tax equivalency bonus, such that Executive retains the full cost after all taxes and related charges are paid, of the continuation coverage premium for the same type and level of coverage elected by Executive and/or his spouse or eligible dependents for a period of 18 months, which amount shall be paid on a quarterly basis in arrears.

e.
Executive’s Incentive Bonus in the target amount, determined with respect to the year in which his Separation Date occurs, multiplied by the number of whole and fractional years with respect to which his Base Compensation is payable under subparagraph a hereof.

f.	Executive shall be fully vested in his benefits then accrued under the SERP, notwithstanding the provisions of Exhibit B hereto or the provisions of such plan to the contrary.

g.	At the end of any period of continuation coverage under the Company’s group medical plan in accordance with Code Section 4980B, Executive and his spouse shall vest in and be entitled to full access to coverage under the Company’s Retiree Medical Plan, regardless of the actual number of his years of service or his age as of such date, for the remainder of their lives; provided that Executive, or his spouse as the case may be, shall pay to the Company the full cost of such coverage (i.e., the aggregate of retiree and any employer premiums).  The Company shall reimburse to Executive or his spouse, as the case may be, an amount equal to the employer’s portion of such full cost, determined in accordance with the Company’s standard premium schedule applicable to retirees, as the same may be modified from time to time, including a tax equivalency bonus, such that Executive, or his spouse, retains the full cost of the employer’s portion of the premium after all taxes and related charges are paid, which amount shall be paid on a quarterly basis in arrears. Without the necessity of a further writing, the parties hereto agree that the provision of this subparagraph g shall be deemed to amend the Company’s Retiree Medical Plan. Executive acknowledges that nothing contained herein shall be deemed to prohibit the amendment or modification of the Company’s group medical plan or the Retiree Medical Plan, such amendment or modification generally applicable to all or substantially all participants therein, which shall be at the discretion of the Company in accordance with the provisions of such plans.

h.
Unless the terms of an individual award are more favorable, restrictions shall lapse and performance objectives shall be deemed satisfied with respect to (i) the actual number of shares of restricted stock awarded to Executive under the Company’s Equity Incentive Plan with respect to which forfeiture restrictions are deemed lapsed and/or performance objectives are deemed satisfied, determined at the end of the applicable performance cycle or other designated forfeiture period, (ii) multiplied by a fraction, the numerator of which is the number of days in such period or cycle prior to Executive’s Separation Date and the denominator of which is the total number of days in such cycle or period.

Any amount or benefit provided hereunder shall be in lieu of any severance or other cash payment available under any severance pay plan, policy or similar arrangement maintained by the Company or an Affiliate.  The amount and benefits described herein shall be in addition to any amount or benefit the Company is required by law to provide, including, without limitation, Executive’s accrued but unpaid wages and any amount or benefit accrued and payable under any separate retirement plan or similar arrangement maintained by the Company or its Affiliates.

3.2      Waiver and Release.  Any amount payable to Executive under this Section 3, other than a payment on account of Executive’s death or Disability, shall be contingent upon Executive’s timely execution and delivery to the Company of a waiver and release in form and substance as set forth on Exhibit D hereto, with only such changes as, in the opinion of the Company’s outside counsel, are required by changes in the law or applicable regulation (the “Release”).  If Executive fails to execute the Release at the time and in the manner set forth therein, no payment, benefit or reimbursement shall be due hereunder.

3.3      Death or Disability.  If Executive dies or becomes Disabled during the Employment Term, Executive’s employment hereunder shall immediately terminate and the Company’s obligations hereunder shall cease, except as may be required under a separate plan, policy or program evidencing a death, disability or similar benefit arrangement or as may be required by law to be provided.  In such event, the Company shall pay or provide:

a.	The benefits set forth in Sections 3.1d, 3.1f and 3.1g hereof, whether to Executive or his spouse; and

b.
To Executive (or to his estate) an amount determined in accordance with Section 3.1b hereof in the form of a single-sum at the time Executive would have otherwise received such Incentive Bonus notwithstanding his death or Disability.

For purposes of this Section 3.3, Executive shall be deemed “Disabled” or a “Disability” shall be deemed to occur if Executive is actually receiving benefits under the Company’s separate long-term disability plan.

3.4      Company’s Separation for Cause.  This Agreement and Executive’s employment hereunder may be terminated by the Company on account of Cause.  In such event, no payments or benefits shall be due to Executive from the Company, except as may be required under a separate plan, policy or program evidencing a retirement or similar benefit arrangement or as may be required by law to be provided.

For purposes of this Agreement, “Cause” means that Executive has:

a.
Committed an act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

b.
Committed intentional damage to the property of the Company and its Affiliates or has committed intentional wrongful disclosure of proprietary or Confidential Information (as defined in Section 5.2 hereof), which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

c.	Been convicted with no further possibility of appeal, or entered a guilty or nolo contendere plea, for a felony or a crime involving moral turpitude;

d.	Intentionally, recklessly or negligently violated any material provision of the Company’s code of conduct or equivalent code or policy applicable to Executive;

e.
Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision; or

f.	Failed to fully cooperate to the extent requested by the Company or an Affiliate with any investigation by a governmental or independent agency involving the Company or an Affiliate.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or an Affiliate.

3.5      Executive’s Constructive Termination.  Executive may terminate this Agreement and his employment with the Company on account of a Constructive Termination. In such event, the Company shall pay or provide to Executive:

a.
The amounts determined under Sections 3.1a, 3.1b and 3.1e hereof, which amounts shall be aggregated and paid in the form of a single-sum 45 days after Executive’s Separation Date, provided that Executive has then satisfied all applicable conditions;

b.	The benefit described in Section 3.1c hereof, subject to the terms and conditions set forth therein.

c.	The benefits and amounts set forth in Sections 3.1d, 3.1f, 3.1g, and 3.1h hereof.

For purposes of this Agreement, “Constructive Termination” means:

a.	A material reduction in the amount of Executive’s Base Compensation;

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement;

c.	A failure to nominate, elect or re-elect, or a removal of, Executive, as a member of the Board;

d.         A material breach of this Agreement by the Company; or

e.	Executive is required to transfer to an office or business location located more than 60 miles from the primary location to which he was assigned prior thereto.

No event or condition described in this Section 3.5 shall constitute a Constructive Termination unless (a) Executive provides to the Board written notice of his objection to such event not later than 60 days after Executive first learns or should have learned of such event, (b) such event is not corrected by the Company promptly after receipt of such notice, but in no event more than 30 days after receipt thereof, and (c) Executive resigns his employment with the Company and all Affiliates not more than 15 days following the expiration of the 30-day period described in subparagraph (b) hereof.

3.6      Termination by the Company, Without Cause; Non-Renewal of Agreement.  The Board may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 30 days prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Board, or may give Executive notice of non-renewal, as set forth in Section 1.2 hereof. In either such event and as of Executive’s Separation Date in connection therewith, the Company shall pay or provide to Executive the amounts and benefits described in Section 3.5 hereof, subject to the terms and conditions set forth therein; provided, however, that no payment shall be due hereunder if such non-renewal is delivered to facilitate Executive’s retirement in accordance with Company policy.

3.7      Termination by Executive.  Executive may terminate this Agreement and his employment hereunder, other than on account of Constructive Termination, upon 30 days prior written notice to the Board, or such shorter period as may be agreed upon by the Board and Executive.  In such event, no additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing a retirement or other benefit plan or as may be required by law to be provided.

3.8      Return of Property.  Upon termination of this Agreement for any reason, Executive  shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information that is in the possession or under the control of Executive, regardless of the form in which it is held or maintained.

4.         Change in Control:

4.1      Waiver and Release.  Any amount payable to Executive under this Section 4 shall be contingent upon Executive’s timely execution and delivery to the Company of the Release.  If Executive fails to execute the Release, no payment, benefit or reimbursement shall be due hereunder.

4.2      Definitions.  The term “Change in Control” shall have the meaning ascribed to it in the Equity Incentive Plan, as the same may be amended from time to time.  The term “Good Reason” shall mean that in connection with a Change in Control:

a.
Executive’s Base Compensation in effect immediately before such Change in Control is significantly reduced or there is a significant reduction or termination of Executive’s rights to any employee benefit in effect immediately prior to the change;

b.
Executive’s authority, duties or responsibilities are significantly reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the Company or an Affiliate, he is unable to exercise the authority, power, duties and responsibilities contemplated in such section;

c.	Executive is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control;

d.	Executive is required to transfer to an office or business location located more than 60 miles from the primary location to which he was assigned prior to the Change in Control;

e.	Executive is not nominated, elected or re-elected as, or is removed from being, a member of the Board; or

f.	The Company, or its successor, provides to Executive notice of non-renewal, as set forth in Section 1.2 hereof.

No event or condition described in this Section 4.2 shall constitute Good Reason unless (a) Executive provides to the Board written notice of his objection to such event within 60 days after Executive first learns of it or should have learned of it, (b) such event is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice, and (c) Executive resigns his employment with the Company and its Affiliates not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.

4.3      Termination In Connection With a Change in Control.  If Executive’s employment is involuntarily terminated by the Company, without Cause and other than on account of Executive’s death or Disability, or Executive terminates his employment hereunder for Good Reason, either occurring during the 180-day period preceding or the 24-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise provided or payable hereunder:

a.
The Company shall pay to Executive an amount equal to three times the sum of Executive’s annualized Base Compensation and target bonus, each determined immediately before the consummation of the Change in Control, which amount shall be payable in the form of a single-sum 30 days after Executive’s Separation Date or the first business day thereafter;

b.	The Company shall provide to Executive the benefit described in Section 3.1c hereof, subject to the terms and conditions set forth therein;

c.	The Company shall pay to Executive the amount described in Section 3.1d hereof, subject to the terms and conditions set forth therein, but determined for a period of 36 months;

d.	Executive and his spouse, shall be entitled to receive the benefits and amounts set forth in Section 3.1g hereof.

4.4      Excise Tax.  If any payment or benefit made or provided to Executive pursuant to this Agreement, or any other payment or benefit made or provided to Executive by the Company or an Affiliate, is subject to the excise tax imposed under Code Section 4999 or similar tax or penalty (an “Excess Parachute Payment”), then such payment or benefit shall be reduced to the minimum extent necessary to avoid the imposition of such tax, but only if such reduction would cause the amount to be retained by Executive, in the reasonable judgment of Executive’s personal tax advisor, to be greater than would be the case if Executive were required to pay such excise tax.  The Company shall make an initial determination as to whether any payment or benefit constitutes an Excess Parachute Payment hereunder and the amount of such excess.  To the extent practicable, Executive shall be permitted to designate any payment or benefit for reduction hereunder.

5.           Limitations on Activities:

5.1.     Consideration for Limitation on Activities.  Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby acknowledged.

5.2      Confidential Information.  Executive recognizes and acknowledges that commencing as of his execution of this Agreement and at all times during his Employment Term, he has and will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books and records relating to operations, finance, accounting, personnel and management, (b) cost, price, rate and volume data, future price, rate and trading plans, and test data, (c) product design and development, (d) records, computer software, customer lists, information obtained on competitors, and sales tactics, and (e) various other non-public trade or business information, including business opportunities, potential acquisitions, marketing, business diversification plans, acquisitions, methods and processes, and financial data and the like (collectively, the “Confidential Information”).  Executive agrees that he will not at any time, either while employed by the Company or afterwards, make any independent use of, or disclose to any other person or organization (except as authorized by the Company or pursuant to law, court order or administrative process with subpoena powers) any of the Confidential Information.

5.3      Non-Competition.  Executive agrees that during the two-year period following his Separation Date, Executive shall not carry on or engage in, whether as a director, officer, employee, partner, consultant, agent or other advisor, a business that is substantially related to the Company’s Business.  Such prohibition shall apply to activities in or related to the Restricted Area.

For this purpose, the term “Company’s Business” shall mean the regulated electric utility business conducted within the State of Louisiana. The term “Restricted Area” shall mean the geographic area determined under Exhibit A hereto, as the same may be amended by the Company from time to time as provided therein.

5.4      Non-Solicitation.  Executive agrees that during the two-year period following his Separation Date, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s or an Affiliate’s detriment:

a.	Hire or offer to hire any of the Company’s or Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company; or

c.	Solicit or divert or attempt to divert any customer or supplier of the Company or an Affiliate then doing business in the Restricted Area.

5.5      Business Reputation.  Executive and the Company agree that during the Employment Term and at all times thereafter, each party shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates on the one hand, and Executive on the other, or which adversely affects (or may reasonably adversely affect) the best interests, economic or otherwise, of the Company or an Affiliate or Executive.

5.6      Restrictions Reasonable; Severable; Reformation Permitted.  The parties agree that each of the restrictions set forth in this Section 5 is intended to constitute a separate restriction.  Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope.  The parties further agree that should a court or arbitrator determine that any restriction set forth herein is unenforceable, such court of arbitrator may reform such restriction to the extent necessary to provide for its enforcement under applicable law.

5.7      Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Sections 5.2, 5.3, 5.4 or 5.5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction, which may be obtained by means of a judicial proceeding notwithstanding the provisions of Section 6.16 hereof.  Executive further acknowledges that the Company shall have no further obligation to provide any payment or benefit due to Executive or his estate, spouse or dependents under Sections 3 and 4 hereof following such breach or threatened breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

6.           General:

6.1      Specified Employee Delay and IRC Section 409A Rules.  In the event the Company determines that Executive is a “specified employee” within the meaning of Code Section 409A as of his Separation Date, then, notwithstanding any provision of this Agreement to the contrary, the Company shall postpone until the first business day of the seventh calendar month following Executive’s Separation Date (the “Delayed Payment Date”) any payment or benefit hereunder which is deemed on account of Executive’s separation from service and not otherwise permitted to be paid or furnished under Code Section 409A, including any regulation or guidance promulgated thereunder.  Any payment made as of Executive’s Delayed Payment Date shall include the principal amount of all payments suspended between Executive’s Separation Date and such date, without liability for interest or other loss of investment opportunity.  In the event of Executive’s death during such six-month period, payment of any amount due hereunder shall be made in the payroll period next following the payroll period in which Executive’s date of death occurs.  Any payment due under this Agreement that constitutes “deferred compensation,” as defined under Code Section 409A and that could be due in one of two years shall be paid in the second such year.

6.2      Mitigation Not Required.  As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.3      Attorneys’ Fees and Costs.  In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorney fees, of any arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by the Company.

After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement.  Accordingly, if, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, except as to any action brought to enforce the provisions of Section 5 hereof.  In such event, the Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.

In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

If Executive claims the reimbursement of fees, costs or expenses hereunder, Executive’s claim shall be made not later than the last day of the calendar year following the year in which the expense was incurred.  The Company shall pay such amount promptly, but not later than the last day of the calendar year following the year in which Executive claims reimbursement hereunder.

6.4      No Set-Off.  There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

6.5      Assistance with Litigation.  After Executive’s Separation Date and for a period of one year after the end of the last period with respect to which Executive will have received any compensation under this Agreement, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company or an Affiliate is then or may become involved but taking into account Executive’s other duties and obligations.

6.6      Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7      Entire Agreement.  This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements,

understandings, restrictions, representations or warranties among the parties other than those set forth herein.

6.8      Amendments.  This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.9      Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

6.10    Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier to a telecopier number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:              Bruce A. Williamson
Last address on file with the Company

If to the Company:         Cleco Corporation
2030 Donahue Ferry Road
Pineville, LA 71360
Telecopier: 318- 484-7777
Attention: General Counsel

or to such other addresses as a party may designate by notice to the other party.

6.11    Assignment.  This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, and their successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives.  If payments become payable to Executive’s surviving spouse or other assigns and such person thereafter dies, such payment will revert to Executive’s estate.

6.12    Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.13    Withholding.  As a condition of the receipt of any payment or benefit hereunder, the Company or an Affiliate shall be entitled to withhold any federal, state or local taxes required by law to be withheld.

6.14    Survival.  Notwithstanding anything herein to the contrary, rights and obligations of Executive under Section 5 hereof, and any obligation of the Company under Sections 3 and 4 hereof for continuing payments or benefits commenced as of Executive’s Separation Date or the termination or expiration of this Agreement, shall remain operative and in full force and effect regardless of such expiration or termination. The rights and  obligations of the parties set forth in this Section 6 shall further survive any expiration or termination of the Agreement.

6.15    Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.16    Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both the Company and Executive  hereby consent to this binding arbitration provision.

The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any provision hereof.  The Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

6.17    Construction.  The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto.  The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

6.18    Recovery Policy.  In the event the Company is required to restate its financial statements or financial results, Executive agrees that the Compensation Committee of the Board shall possess the discretion to adjust the amount of any incentive, payment, accrual or other benefit or amount due or payable to him, the amount or payment of which is predicated, directly or indirectly, on the Company’s financial statements or results, or to take such action as it deems necessary or appropriate to recover any such incentive, payment, accrual or other benefit previously paid; provided that the Compensation Committee shall determine that any such incentive, payment accrual or other benefit would be lower as a result of such restatement.

6.19    Source of Payments.  Payments hereunder shall be made from the general funds of the Company.  Executive’s status with respect to amounts owed hereunder shall be that of a general unsecured creditor of the Company, and Executive shall have no right, title, or interest whatsoever in or to any asset of the Company or any investment which the Company may have acquired to meet its obligations hereunder.   Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Company and Executive or any other person.

Signature Page to Follow

This Executive Employment Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Cleco Corporation:	Bruce A. Williamson:

By: /s/ Wade Hoefling	/s/ Bruce A. Williamson

Its: Senior Vice President	Date: 4/21/2011

Date: 4/21/2011

Exhibit A

CLECO CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

This Exhibit A is intended to form a part of that certain Executive Employment Agreement by and between Cleco Corporation and Bruce A. Williamson effective as of July 5, 2011.  The parties agree that the proscriptions set forth in Sections 5.3 and 5.4 thereof shall apply in the State of Louisiana, Parishes of:

Acadia	Lafayette
Allen	Natchitoches
Avoyelles	Rapides
Beauregard	Red River
Calcasieu	Sabine
Catahoula	St. Landry
DeSoto	St. Martin
Evangeline	St. Mary
Grant	St. Tammany
Iberia	Vernon
Jefferson Davis	Washington

Executive and the Company agree that the Company shall possess the authority to amend this Exhibit A, from time to time, to eliminate Parishes in which the Company is no longer conducting the Company’s Business and to add Parishes in which the Company is currently conducting such business.

Exhibit B
CLECO CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Participation Agreement

The Compensation Committee of the Board of Directors of Cleco Corporation (the “Committee”; the “Company”), having the responsibility to administer the Cleco Corporation Supplemental Executive Retirement Plan, amended and restated effective January 1, 2009, and as further amended (the “Plan”), and the authority to designate participants thereunder, does hereby certify that it has designated Bruce A. Williamson as a participant in the Plan (“Participant”), subject to the terms and conditions set forth herein:

1.
Participant acknowledges that his initial date of participation shall be July 5, 2011 (his “Participation Date”); provided that Participant commences employment with the Company not later than such date pursuant to the terms and conditions of that certain Executive Employment Agreement by and between Participant and the Company dated [the date hereof] (the “Employment Agreement”).

2.
By execution below, Participant agrees to be bound by and subject to the conditions and terms of the Plan, a copy of which has been furnished to him, including any rules, practices or interpretations thereof adopted or promulgated by the Committee or its designees; Participant expressly agrees and consents to any interpretation or construction made by the Committee of any provision of the Plan and to the resolution by the Committee of any question or inquiry arising thereunder.

3.
Participant acknowledges that as a condition of the receipt of benefits under the Plan (a) he will be deemed to receive any benefit accrued under another qualified employee benefit plan maintained by the Company in the form of a joint and 100% survivor annuity, regardless of the form actually paid, and (b) benefits accrued under the Plan may be offset by any amount accrued under one or more of the Company’s (or an affiliate’s) benefit plans in a manner reasonably consistent with the purposes and intent of Section 5.3 of the Plan (or any similar or successor provision providing for such offset).

4.
Participant further acknowledges that his right to benefits under the Plan is contingent upon full disclosure of any benefits attributable to Participant’s employment with any prior or successor employer, which amounts offset any benefit payable to him under the Plan in accordance with Section 5.3 thereof.  Participant represents that as of the date hereof the following is a complete list of any benefit or plan defined as an “Other Employer Plan” under Section 2.15 of the Plan, whether or not any such benefit has been paid or distributed:

5.
Participant acknowledges that his eligibility for benefits under the Plan is contingent upon provision to the Committee, whether by Participant, or any person claiming benefits through Participant, of all information and data required by the Committee to determine the amount of the benefit properly payable to him, including, without limitation, such information as the Committee may require with respect to any “Other Employer Plan.”

The parties hereto agree that Participant shall be deemed to have a contingent accrual in those benefits described in Sections 7.2 and 7.3 of the Plan, or any successor provision or provisions thereto,

Exhibit B

such that the consent requirement set forth in Section 9.6a of the Plan, or any successor thereto, shall apply to the amendment of such benefits.

The Company agrees that notwithstanding the provisions of section 4.1 of the Plan to the contrary, Participant shall be fully vested in any benefit accrued under the Plan as of the fourth anniversary of his Participation Date, provided that Participant has been continuously employed by the Company between his Participation Date and such anniversary except as otherwise provided in the Employment Agreement.

Cleco Corporation:	Bruce A. Williamson:

__________

Date: ____________________ , 2011	Date: __________________, 2011

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Exhibit C
CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA  71360

[DATE]

Mr. Bruce A. Williamson
Address on File With Company

Re:       Sign-On Award
Notice and Acceptance of Award of Restricted Stock

Dear Bruce:

Effective as of July 5, 2011 (the “Award Date”), and provided you are then employed as the Company’s President and Chief Executive Officer pursuant to that certain Executive Employment Agreement between you and Cleco Corporation (the “Company”) dated [the date hereof] (the “Employment Agreement”), the Board of Directors of the Company has awarded to you 26,110 shares of the Company’s common stock, $1.00 par value per share (our “Common Stock”).  Your award is made pursuant to the Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “Plan”).  This letter is intended to provide you with notice of the terms and conditions applicable to your award.  Unless otherwise defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

1. Forfeiture Restrictions.  During the Restriction Period (as defined below), shares of Common Stock awarded to you hereunder (your “Restricted Stock”) shall not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of (the “Forfeiture Restrictions”).

The Company, in its discretion, may issue your award in book entry form, or may certificate such award in your name, which certificate or certificates may be legended to reflect the terms and conditions set forth herein.  Any such certificates shall be held by the Company in escrow, pending the lapse of the Restriction Period (as defined below).  As a condition of your award, you agree to execte stock powers endorsed in blank, if requested by the Company.

2. Restriction Period.  Except as may be expressly provided herein, the Forfeiture Restrictions shall lapse as of June 30, 2014 (the “Lapse Date”; the period between the Award Date and the Lapse Date referred to herein as the “Restriction Period”), provided that you have been continuously employed by the Company during the Restriction Period.  If you Separate From Service prior to the Lapse Date, you will forfeit to the Company shares of Restricted Stock awarded to you hereunder, and such shares shall be canceled.  Notwithstanding anything herein to the contrary, should you Separate From Service on account of death, “Disability,” “Termination by the Company, Without Cause, Non-Renewal” or “Constructive Termination,” as such terms are defined in the Employment Agreement, the Forfeiture Restrictions shall immediately lapse and you shall receive all of the shares of Restricted Stock.

3.           Shareholder Rights.  Pending the lapse of the Forfeiture Restrictions, you shall be entitled to vote your shares of Restricted Stock.

Exhibit C
Mr. Bruce A. Williamson
[DATE]

Cash dividends declared and paid during the Forfeiture Period with respect to your shares of Restricted Stock shall be treated as dividend equivalencies and credited to a Ledger Account maintained for your benefit in accordance with the terms of the Plan, without interest, pending:

a.	The lapse of the Restriction Period in accordance with paragraph 2 hereof, in which event the balance of your account shall be distributed to you as soon as practicable thereafter; or

b.	The forfeiture of your Restricted Stock, in which event the balance then credited to your Ledger Account shall contemporaneously be forfeited to the Company.

4.           Change in Control.  Provided that your Restricted Stock has not otherwise been forfeited and canceled, or that the Forfeiture Restrictions have not otherwise lapsed, upon the consummation of a Change in Control all restrictions then applicable to your Restricted Stock shall lapse, and the number of shares of Restricted Stock awarded to you hereunder shall be delivered to you free of Forfeiture Restrictions.   The balance then credited to your Ledger Account shall be deemed vested, but shall be held by the Company and distributed to you on the Lapse Date.

5.           Taxes.  Unless you have made an election pursuant to Code Section 83(b), when the restrictions lapse with respect to all or part of your Restricted Stock, the Fair Market Value of the affected shares (determined at the time of lapse) will be includable as compensation income, reported by the Company on IRS Form W-2, and subject to withholding for applicable income and employment taxes.  Unless you have then made other arrangements acceptable to the Company, the Company will withhold from your award the number of shares of Common Stock with a Fair Market Value equal to your resulting tax liability, determined for Federal tax purposes as the aggregate rates applicable to supplemental wage payments and employment taxes.

6.           No Assignment.  The award described herein, including the balance of your Ledger Account as determined from time to time and whether or not vested, shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

7.           Additional Requirements and Limitations.  You acknowledge that Common Stock acquired hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or the terms of the Plan.  In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

By execution below you further acknowledge that your award shall be subject to additional terms and conditions set forth in the Plan, a copy of which has been furnished to you.

8.           Entire Agreement; Amendment. The terms of this Agreement, together with the provisions of the Plan, constitutes the entire agreement among the parties with respect to the award of Restricted Stock described herein; this Agreement replaces and supersedes all previous agreements and discussions concerning the subject matter hereof.  This Agreement may not be modified by any verbal statement or representation, but shall be modified only by a writing signed by the parties hereto.

9.           Specified Employee Delay and IRC Section 409A Rules.  In the event the Company

Exhibit C
Mr. Bruce A. Williamson
[DATE]

determines that Executive is a “specified employee” within the meaning of Code Section 409A as of his Separation Date, then, notwithstanding any provision of this Agreement to the contrary, the Company shall postpone until the first business day of the seventh calendar month following Executive’s Separation Date (the “Delayed Payment Date”) any payment or benefit hereunder which is deemed on account of Executive’s separation from service and not otherwise permitted to be paid or furnished under Code Section 409A, including any regulation or guidance promulgated thereunder.  Any payment made as of Executive’s Delayed Payment Date shall include the principal amount of all payments suspended between Executive’s Separation Date and such date, without liability for interest or other loss of investment opportunity.  In the event of Executive’s death during such six-month period, payment of any amount due hereunder shall be made in the payroll period next following the payroll period in which Executive’s date of death occurs.  Any payment due under this Agreement that constitutes “deferred compensation,” as defined under Code Section 409A and that could be due in one of two years shall be paid in the second such year.

Very truly yours,

CLECO CORPORATION

By:

Its:

Attachments:
2010 Long-Term Incentive Compensation Plan
Prospectus

Exhibit C
Mr. Bruce A. Williamson
[DATE]

ACKNOWLEDGMENT AND AGREEMENT

I acknowledge that the Restricted Stock awarded to me hereunder shall be subject to the terms and conditions of the Plan, in addition to the terms and conditions of the foregoing letter.  By execution below, I acknowledge that no member of the Committee or the Board of Directors shall be liable for any action or determination taken in good faith with respect to the Plan or my award.  I further acknowledge that I have consulted my own advisor about the tax consequences of my award and the election available to me under Section 83(b).   I further acknowledge that I have received a copy of the Plan and its related Prospectus.

Signature

Date:

Exhibit D
Separation Date:
Notice Date:
WAIVER AND RELEASE

This Waiver and Release (the “Release”) is made in consideration and as a condition of the receipt of the separation payments described in that certain Employment Agreement entered into by and between Cleco Corporation (with each of its subsidiaries, affiliates, divisions and operating units, collectively, the “Company”), and Bruce A. Williamson (“Executive”) dated [_____] (the “Agreement”), the sufficiency of which is acknowledged.

1.           Executive understands that signing this Release is an important legal act; in connection with such execution, Executive:

a.	Acknowledges that he has been advised to consult an attorney before signing this Release and that Executive has done so.

b.
That he has 21 calendar days after the Notice Date (above) to consider whether to sign this Release, without alteration, and return it to the Company by first class mail or by hand delivery, and that if he executes and delivers this Release before the expiration of the 21-day period, Executive will be deemed to have waived the balance of the period. Executive agrees that any negotiation or modification of this release shall not extend such 21-day period.

c.	Acknowledges that he has been given an opportunity to review this Release, that he fully understand its provisions, and that he has voluntarily entered into this Release.

e.
Understands that he may revoke this Release by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid, during the seven-day period following its execution; thereafter, this Release shall be irrevocable. Executive acknowledges that if he revokes this Release, the Company shall have no obligation to provide the consideration offered under the Agreement.

f.
Acknowledges that the payments described in the Agreement are voluntary on the part of the Company and are not required by any legal obligation of the Company, other than under the terms of the Agreement and this Release.

2.           By execution below, Executive irrevocably and completely releases the Company, including its predecessors and successors, and each of its directors and officers, employees, representatives, agents, and employee benefit plans, and the fiduciaries and agents of said plans, from any and all claims, demands, actions, liabilities, expenses, promises, agreements, costs, damages, and causes of action, whether known or unknown, suspected or unsuspected, arising in law or in equity, that arise out of or are related in any way to Executive’s employment with the Company, including his separation therefrom, including without limitation, any and all claims and causes under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1966; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993, as amended; any claims of breach of contract, tort, defamation, slander, emotional distress, wrongful termination; and any other claims, whether arising under state or federal statutory or common law, including federal securities laws.

Exhibit D

Notwithstanding the generality of the foregoing provisions of this Section 2, Executive does not waive or release any right or claim arising after the date on which Executive executes this Release; ordinary claims for benefits accrued and vested or due as of his Separation Date under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Company; any compensation or benefits due to him under the Agreement; any claim for compensation due under applicable law; and any right to indemnification that Executive may possess as a director or employee of Cleco Corporation to the full extent provided under the indemnification and insurance arrangements of the Company.

3.           By execution below, the Company irrevocably and completely releases Executive, including his heirs, executors, and assigns from any and all claims, demands, actions, liabilities, expenses, promises, agreements, costs, damages, and causes of action, whether known or unknown, suspected or unsuspected, arising in law or in equity, that arise out of or are related in any way to Executive’s employment with the Company, including his separation therefrom, including without limitation, any and all claims and causes under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1966; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993, as amended; any claims of breach of contract, tort, defamation, slander, emotional distress, wrongful termination; and any other claims, whether arising under state or federal statutory or common law, including federal securities laws; provided that the Company does not waive or release any such claim, demand, action, liability, expense, promise, agreement, cost, damage, or cause of action arising out of Executive’s willful misconduct.

4.           Should any of the provisions set forth in this Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.

5.           Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to any damages or other type or form of award relating to any event that occurred prior to his execution of this Release.

6.           Executive further agrees that in the event of his material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made under the Agreement, subject to any restrictions on such recovery or as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.

BRUCE A. WILLIAMSON:	WITNESS:

By:
Date:	Date:

CLECO CORPORATION:

By: ________________________________
Date: ______________________________

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